Exhibit 10.21

POST HOLDINGS, INC. SENIOR MANAGEMENT BONUS PROGRAM
Effective October 1, 2012

Article I - Purpose
The purpose of the Senior Management Bonus Program (the “Program”) is to focus Senior Management Employees on critical business objectives of Post Holdings, Inc. (the “Company”) to encourage superior performance to exceed or achieve identified metrics that drive shareholder value.
Article II - Definitions and Rules of Construction
2.1    “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled to receive a Bonus Award that remains undistributed at Participant’s death.
2.2    “Board” means the Board of Directors of the Company.
2.3    “Bonus Award” means any cash bonus granted under the terms of the Program.
2.4    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.5    “Committee” means the Corporate Governance and Compensation Committee of the Board of Directors of Post Holdings, Inc.
2.6    “Company” means Post Holdings, Inc., a Missouri corporation, and any successor thereto.
2.7    “Division” means any operating division of the Company as identified by the Committee.
2.8    “Participant” means any Senior Management Employee who satisfies the conditions for participation in the Program as set forth in Section 3.1.
2.9    “Performance Target” means one or more goals submitted and approved, annually prior to the start of each Program Year, by the Chief Executive Officer (“CEO”) that must be satisfied before a Bonus Award is paid, provided, however, that the Committee shall be responsible for approving the goals to be satisfied with respect to the CEO’s Performance Targets.
2.10    “Program Year” means the accounting year of the Program, which ends on September 30.
2.11    “Senior Management Employee” means any officer designated by the Company as an executive officer as defined by Section 16 of the Securities Exchange Act of 1934, as amended, unless specified otherwise in an employment agreement.
2.12    Rules of Construction
(a)Governing law. The construction and operation of this Program are governed by the laws of the State of Missouri.
(b)Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Program.
(c)Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d)Singular and Plural. Unless clearly inappropriate, singular items refer also to plural and vice versa.
(e)Severability. If any provision of this Program is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Program as if the illegal or invalid provision did not exist.
Article III - Eligibility
3.1    Eligibility. The Company’s Senior Management Employees shall be eligible to participate in the Program. The Committee has the ability to amend the list of eligible Participants from time to time.
If a Senior Management Employee is included in an alternative, business-specific bonus program, including but not limited to a sales incentive program, a Key Management Bonus Plan or plant gainshare program, the Committee, in its discretion, may alter or eliminate that Senior Management Employee’s participation in this Program.
(a)New Participants. If an individual is hired as a Senior Management Employee or becomes a Senior Management Employee after the start of the Program Year, is identified as a participant in this Program and the individual’s date of hire or promotion is:
(i)prior to July 1, he or she will be a Participant in this Program and may receive a Bonus Award for the Program Year on a prorated basis; or
(ii)after July 1, he or she will not be eligible to participate in the Program or receive a Bonus Award for that Program Year. However, he or she will be eligible to participate in the Program for the next Program Year beginning October 1.
(b)Transferring Participants. A Senior Management Employee who transfers to a Division during the Program Year and who remains a Senior Management Employee will remain in the Program and will be eligible for a Bonus Award based upon the prorated number of months in the applicable Divisions.
(c)Promoted Participants. An employee who is promoted to a Senior Management Employee status during the Program Year will be a Participant in this Program and may receive a Bonus Award, as determined by the Committee in its discretion, for the Program Year on a prorated basis.
3.2    Performance Targets. Prior to the Program Year, each Participant’s Performance Targets will be developed and approved by the CEO. The Performance Targets will be based upon the Company’s business outlook and goals for the fiscal year.
3.3.    Bonus Pool. Prior to the Program Year, the Committee shall assign a total aggregate amount as a bonus pool pursuant to which Bonus Awards may be made under this Program.
Article IV – Determination and Payment of Bonus Awards
4.1    Determination of Bonus Award. For each Participant, the Committee will establish a target award for attainment of each Performance Target. The Committee will determine the awards for each Participant on an annual basis prior to the start of the Program Year. The Committee has the authority to determine the Bonus Award payouts based on achievement of the goals and other business objectives.
4.2    Timing of Payment. Payment of each Bonus Award shall be made by the December 31st following the end of the Program Year in which such Bonus Award was earned. The Participant must be employed as of the end of the Program Year in order to be eligible to receive a payment, except in the case of Disability, Death or Retirement as described in sections 4.5, 4.6 and 4.7 below.

4.3    Form of Payment. Each Bonus Award shall be paid in cash (or its equivalent) in a single lump sum.
4.4    Deferral of Bonus. A Participant may defer all or a portion of any Bonus Award under this Program subject to the Post Holdings, Inc. Deferred Compensation Plan for Key Employees in a manner that complies with the requirements of Section 409A of the Code. The Bonus Award shall be deemed benefit earnings for purposes of the Company’s employee benefit plans.
4.5    Payment Upon Death. If a Participant dies after December 31 of the Program Year but before payment of the Bonus Award, the Participant’s designated Beneficiary may receive a prorated share of the Bonus Award based on the time the Participant worked or otherwise provided services during the Program Year. If a Participant dies after the end of the Program Year and before payment of the Bonus Award, the Participant’s designated Beneficiary may receive the entire share of the Bonus Award. Any such Bonus Award shall be paid in accordance with Section 4.2 above.
4.6    Payment Upon Total Disability. If a Participant becomes Totally Disabled after December 31st of the Program Year but before payment of the Bonus Award, the Participant may receive a prorated share of the Bonus Award based on the time the Participant worked or otherwise provided services during the Program Year. If a Participant becomes Totally Disabled after the end of the Program Year and before payment of the Bonus Award, the Participant may receive the entire share of the Bonus Award. Any such Bonus Award shall be paid in accordance with Section 4.2 above.
4.7    Payment Upon Retirement. If a Participant retires after December 31st of the Program Year but before payment of the Bonus Award, the Participant may receive a prorated share of the Bonus Award based on the time the Participant worked or otherwise provided services during the Program Year. If a Participant retires after the end of the Program Year and before payment of the Bonus Award, the Participant may receive the entire share of the Bonus Award. Any such Bonus Award shall be paid in accordance with Section 4.2 above.
4.8    Designation of Beneficiary. A Participant shall designate a Beneficiary on a form to be supplied by the Human Resources Department of the Company. The Beneficiary designation may be changed by the Participant at any time, but any change shall not be effective until the Beneficiary designation form completed by the Participant is delivered to and received by Human Resources. In the event that Human Resources receives more than one Beneficiary designation form from the Participant, the form bearing the most recent date shall be controlling. If Human Resources does not have a valid Beneficiary designation of a Participant at the time of the Participant’s death, then the Participant’s beneficiary shall be the Participant’s estate.
4.9    Participants on Leave. If a Participant is absent from work due to a medical, workers’ compensation or family leave of absence during the Program Year in accordance with Company policy, he or she will be eligible to receive a Bonus Award based on the full Program Year if the Participant’s absence from work amounted to twelve weeks or less. If the Participant’s absence exceeds twelve weeks, the Participant shall be eligible for a pro-rated Bonus Award calculated based on the actual time worked during the Program Year. A Participant’s absence which is deemed qualified and approved under the Family and Medical Leave Act (“FMLA”) shall be credited toward the pro-rated Bonus Award up to a maximum of twelve weeks (26 weeks for military caregiver leave under the FMLA). Any such Bonus Award shall be paid in accordance with Section 4.2 above.
4.10    Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the Participant, any taxes required to be withheld by federal, state or local governments in connection with any Bonus Award.
4.11    No Warranty of Tax Effect. No opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Bonus Award.

Article V - Program Administration
5.1    Powers of the Committee. The Committee shall have exclusive authority and discretion to administer and interpret the Program and, in connection therewith, have the power to establish rules in connection with the administration of the Program and perform all other acts that they believe reasonable and proper, including the power to delegate responsibility to others to assist it in administering the Program.
5.2    Conclusiveness of Action. Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Program, including Beneficiaries.
5.3    Expenses. All expenses of the Committee with respect to the Program shall be paid by the Company.
Article VI - Non-Assignability
6.1    Non-Assignability. Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive a Bonus Award until the Bonus Award is actually distributed to the Participant or his or her Beneficiary.
Article VII - Amendment or Termination of Program
7.1    Power to Amend or Terminate Program. TheCommittee may amend, modify or terminate this Program at any time.
7.2    When Amendments Take Effect. A resolution amending or terminating the Program becomes effective as of the date specified therein.
7.3    Restriction on Retroactive Amendments. No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.
Article VIII - Miscellaneous
8.1    Program Not a Contract of Employment. The adoption and maintenance of the Program does not constitute a contract of employment between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates the right of the Company to discharge any Participant at any time, with or without notice, without regard to the effect of such discharge upon his or her rights as a Participant in the Program.
8.2    Program Not a Contract or Guarantee of Bonus Award. While the Company intends to adhere to the policies and practices listed in this document, the statements and guidelines contained in this Program are not and should not be considered a contract of any kind, express or implied.
8.3    No rights under Program Except as Set Forth Herein. Nothing in this Program, express or implied, or shall be construed, to confer upon or give to any person, firm, association or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Program or any covenant, condition or stipulation hereof, and all covenants, conditions and stipulations in this Program, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.
8.4    Severability. If any provision of this Program is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purpose o the parties in entering into this Program.

8.5    Unfunded Nature of Program. The Program shall be unfunded, and the Company shall not be required to segregate any assets which may at any time be awarded under the Program.
8.6    Successors. All obligations of the Company under this Program, with respect to any Bonus Awards granted hereunder, shall be binding on any successors to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.
8.7    Choice of Law. This Program shall be construed in accordance with and governed by the laws of the State of Missouri determined without regard to its choice of law provisions.